EXHIBIT 10.3
FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of July 1, 2006, by and between DOT HILL SYSTEMS CORP., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).
RECITALS
     WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of July 1, 2004, as amended from time to time (“Credit Agreement”).
     WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:
     1. Section 1.1.(a) is hereby amended by deleting “July 1, 2006” as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date “July 1, 2007,” with such change to be effective upon the execution and delivery to Bank of a promissory note dated as of July 1, 2006 (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.
     2. The first sentence of Section 1.2.(a) is hereby deleted in its entirety, and the following substituted therefor:
     “Subject to the terms and conditions of this Agreement, Bank hereby agrees to make available to Borrower a facility (the “Foreign Exchange Facility”) under which Bank, from time to time up to and including July 1, 2007, will enter into foreign exchange contracts for the account of Borrower for the purchase and/or sale by Borrower in United States dollars of foreign currencies designated by Borrower; provided however, that the maximum amount of all outstanding foreign exchange contracts shall not at any time exceed an aggregate of Five Million United States Dollars (US$5,000,000.00).”
     3. The following is hereby added to the Credit Agreement as Section 5.4:
     “SECTION 5.4. CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of $1,000,000.00.”
     4. Section 7.2 is hereby amended by deleting the reference to “6305 El Camino Real, Carlsbad, CA 92009” as the Borrowers address, and by substituting in its place “2200 Faraday, Suite 100, Carlsbad, CA 92008.”

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     5. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.
     6. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WELLS FARGO BANK,
DOT HILL SYSTEMS CORP.		NATIONAL ASSOCIATION

By:	/s/ Dana Kammersgard	By:	/s/ Brian P. Chambers

	Dana Kammersgard		Brian P. Chambers
	Chief Executive Officer		Vice President

By:	/s/ Shad Burke

Shad Burke
Chief Financial Officer

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